Exhibit (h)(11)

BECK, MACK & OLIVER LLC

360 MADISON AVENUE

NEW YORK, N.Y. 10017-7111

TELEPHONE 212 661-2640

FACSIMILE 212 953-2511

June 25, 2009

Stacey Hong, President

Forum Funds

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE:    Contractual Waivers and Reimbursements

Dear Mr. Hong:

Beck, Mack & Oliver LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for the Beck, Mack & Oliver Global Equity Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 1.25% from June 25, 2009 through July 31, 2010.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2010.

Very truly yours,

By:	/s/ Robert C. Beck
Robert C. Beck

Title:	Senior Member